Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)
Registration Statement (Form S-8 No. 333-249801) pertaining to the Leslie’s, Inc. 2020 Omnibus Incentive Plan,
(2)
Registration Statement (Form S-8 No. 333-278142) pertaining to the Leslie’s, Inc. Amended and Restated 2020 Omnibus Incentive Plan,
(3)
Registration Statement (Form S-3 No. 333-261060) of Leslie’s, Inc.;

of our reports dated November 27, 2024, with respect to the consolidated financial statements of Leslie’s, Inc. and the effectiveness of internal control over financial reporting of Leslie’s, Inc. included in this Annual Report (Form 10-K) of Leslie’s, Inc. for the fiscal year ended September 28, 2024.

/s/ Ernst & Young LLP

Phoenix, Arizona

November 27, 2024